Exhibit (a)(1)

                           Offer To Purchase for Cash
                          All Outstanding Common Shares

                                       of

                                  M/A/R/C Inc.

                                       at

                              $20.00 Net Per Share

                                       by

                          Armstrong Acquisition Corp.,
                          a wholly owned subsidiary of

                               Omnicom Group Inc.

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, NOVEMBER 1, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined herein) that number of common shares (the "Shares") of M/A/R/C Inc. (the "Company") that (together with any Shares to be acquired by Omnicom Group Inc. ("Parent") pursuant to the Tender, Voting and Option Agreement (as defined herein) and any Shares then owned by Parent or any of its subsidiaries) constitutes at least two-thirds of the Shares outstanding on a fully diluted basis on the date of purchase. The Offer is also subject to certain other conditions contained in this Offer To Purchase. See the Introduction and Sections 1, 14 and 15 of this Offer To Purchase.

      The Company, Parent and Armstrong Acquisition Corp. have entered into a definitive agreement providing for the acquisition of the Company by Parent pursuant to the Offer and a follow-up Merger. The Board of Directors of the Company has determined that the Offer and the Merger are fair to and in the best interests of the Shareholders, has approved the Offer and the Merger and recommends that Shareholders accept the Offer and tender their Shares pursuant to the Offer.

                                   ----------

      Any Shareholder desiring to tender all or a portion of its Shares should
(1) complete and sign the Letter(s) of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, (2) mail or deliver the Letter(s) of Transmittal and any other required documents to the Depositary, and (3) either deliver the certificates representing those Shares ("Certificates") to the Depositary along with the Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof. A Shareholder whose Shares are held in "street name" or otherwise through a broker, bank or other nominee must contact the broker, bank or other nominee who holds the Shares for the Shareholder if the Shareholder desires to tender such Shares.

      Any Shareholder who desires to tender Shares and whose Certificate(s) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

      Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer To Purchase. Requests for additional copies of this Offer To Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                   ----------

October 4, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Introduction .............................................................     1

 Section
   1.  Terms of the Offer ................................................     2
   2.  Acceptance for Payment and Payment for Shares .....................     4
   3.  Procedure for Tendering Shares ....................................     5
   4.  Withdrawal Rights .................................................     7
   5.  Certain Federal Income Tax Consequences of the Offer
          and the Merger .................................................     8
   6.  Price Range of the Shares; Dividends on the Shares ................     9
   7.  Effect of the Offer on the Market for Shares, Stock Exchange
       Listing and Exchange Act Registration and Qualification of
       Shares as Margin Securities. ......................................     9
   8.  Certain Information Concerning the Company ........................    11
   9.  Certain Information Concerning Purchaser and Parent ...............    13
  10.  Source and Amount of Funds ........................................    13
  11.  Background of the Offer ...........................................    14
  12.  Purpose of the Offer and the Merger; Plans for the Company;
       the Merger Agreement; the Tender, Voting and Option Agreement;
       Other Matters .....................................................    14
  13.  Dividends and Distributions .......................................    28
  14.  Certain Conditions of the Offer ...................................    29
  15.  Certain Legal Matters and Regulatory Approvals ....................    30
  16.  Fees and Expenses .................................................    32
  17.  Miscellaneous .....................................................    32

Schedule I -- Directors and Executive Officers of Purchaser and Parent ...   I-1

To the Holders of Common Shares of
   M/A/R/C Inc.:

                                  INTRODUCTION

      Armstrong Acquisition Corp. ("Purchaser"), a newly formed wholly owned subsidiary of Omnicom Group Inc. ("Parent"), hereby offers to purchase all outstanding common shares (the "Shares") of M/A/R/C Inc. (the "Company") at a purchase price of $20.00 per Share, net to the seller in cash, without interest (the "Per Share Amount"), on the terms and subject to the conditions set forth in this Offer To Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").Tendering Shareholders who have Shares registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares in "street name" or otherwise through a broker, bank or other nominee should consult with such institution as to whether there are any fees applicable to a tender of Shares. Purchaser will pay all charges and expenses of Harris Trust Company of New York, as the depositary (the "Depositary"), and D. F. King & Co., Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

      The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger dated as of September 30, 1999 (the "Merger Agreement"), providing for the acquisition of the Company by Parent pursuant to the Offer and the Merger (as defined below). The Board of Directors of the Company (the "Company Board") has determined that the Offer and the Merger are fair to and in the best interests of the Shareholders, has approved the Offer and the Merger and recommends that Shareholders accept the Offer and tender their Shares pursuant to the Offer.

      ING Barings LLC, the Company's financial advisor ("ING Barings"), has delivered to the Company Board such firm's opinion, dated September 30, 1999 (the "ING Barings' Opinion"), to the effect that, as of such date and based on and subject to certain matters stated in such opinion, the $20.00 per Share cash consideration to be received in the Offer and the Merger by Shareholders (other than Parent and its affiliates) is fair, from a financial point of view, to such Shareholders. A copy of the ING Barings' Opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which is being furnished to Shareholders concurrently with this Offer To Purchase. Shareholders are urged to read the ING Barings' Opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by INGBarings.

      In connection with the execution of the Merger Agreement, the Company, certain Shareholders of the Company, the spouses of certain of such Shareholders, Purchaser and Parent have entered into a Tender, Voting and Option Agreement, dated as of September 30, 1999 (the "Tender, Voting and Option Agreement"), pursuant to which the Shareholders party thereto have agreed, among other things, to tender in the Offer the Shares beneficially owned by them and vote their Shares in favor of the Merger and against proposals adverse to or conflicting with the transactions contemplated by the Merger Agreement and have granted an irrevocable proxy to that effect. The Shareholders party thereto have also granted to Parent an option to purchase the Shares beneficially owned by them at the Per Share Amount under certain cirumstances. The option is exercisable if, among other things, (1) the Offer is consummated (under certain circumstances), (2) the Merger Agreement becomes terminable under certain circumstances, or (3) another person or group (a) discloses a tender or exchange offer, (b) announces an intent to acquire the Company or acquires 10% or more of the Company's capital stock, or (c) as of September 15, 1999, owned 10% or more of the Company's capital stock and acquires or proposes to acquire an additional 5% or more of the Company's capital stock. The Shareholders party to the Tender, Voting and Option Agreement include executive officers and certain directors of the Company who beneficially own 22.5% of the outstanding Shares and 21.9% of the Shares calculated on a fully diluted basis (assuming exercise of Options and Warrants to purchase 95,000 Shares and 99,000 Shares, respectively, held by these Shareholders). See Section 12.

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) that number of Shares that (together with any Shares to be acquired by Parent pursuant to the Tender, Voting and Option Agreement and any Shares then owned by Parent or any of its subsidiaries) constitutes at least two-thirds of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). For purposes of the Minimum Condition, the phrase "on a fully diluted basis" has the following meaning as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock options, warrants, benefit plans or other rights to purchase or acquire Shares, assuming the absence of any vesting requirements or conditions. The Offer is also subject to certain other conditions contained in this Offer To Purchase. See Sections 1, 14 and 15.

      The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged into the Company (the "Merger"), as a result of which the Company will become a wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by Shareholders who have properly exercised their dissenters' rights under the Texas Business Corporation Act ("Texas Law") and Shares owned by Parent and its subsidiaries) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Per Share Amount (or any greater amount paid for Shares pursuant to the Offer), in cash payable to the holder thereof, without interest, prorated for fractional Shares and less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration").

      The Company has informed Purchaser that, as of September 29, 1999, there were 5,240,185 Shares issued and outstanding, 853,240 Shares reserved for issuance upon the exercise of outstanding Options (as defined herein) granted under the Company's Option Plans (as defined herein) and 156,500 Shares reserved for issuance upon the exercise of outstanding Warrants.

      The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger Agreement by the requisite vote or consent of the Shareholders. The Company's By-Laws and Texas Law require the affirmative vote of holders of at least two-thirds of the outstanding Shares to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger Agreement will be approved. Under Texas Law, if after consummation of the Offer, Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of Shareholders. If, however, after consummation of the Offer, the Purchaser owns less than 90% of the then-outstanding Shares, a vote of the Shareholders will be required under Texas Law to approve the Merger Agreement, and a significantly longer period of time may be required to effect the Merger. See Section 12. As of the date of this Offer To Purchase, neither Parent nor Purchaser beneficially owns any Shares.

      No dissenters' rights are available in connection with the Offer. Shareholders may exercise dissenters' rights, however, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Shareholders.

      The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in Section 5.

      This Offer To Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

1.  Terms of the Offer

      On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the

Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Monday, November 1, 1999, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

      The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 14, including the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). Subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not (1) decrease or change the form of the Per Share Amount, (2) decrease the number of Shares sought in the Offer, (3) amend or waive satisfaction of the Minimum Condition, or (4) impose conditions other than the Offer conditions set forth in Section 14 hereof (the "Offer Conditions") or amend any other term of the Offer in any manner adverse to the Shareholders, except that (x) if, on the initial Expiration Date, which will initially be 20 business days following commencement of the Offer, all conditions to the Offer shall not have been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date for such additional period as it may determine to be appropriate to permit such conditions to be satisfied and (y) without the consent of the Company, if there have been validly tendered and not withdrawn on or before the Expiration Date that number of Shares that, together with any Shares then owned by Parent or any of its Subsidiaries or to be acquired by Parent pursuant to the Tender, Voting and Option Agreement, constitutes more than 80% but less than 90% of the outstanding Shares, calculated on a fully diluted basis, Purchaser may extend the Expiration Date for up to ten additional business days. Except for the foregoing, Purchaser may not, without the prior written consent of the Company, which consent the Company may not unreasonably withhold, extend the Expiration Date. Notwithstanding the foregoing, subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion and the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the Offer Conditions, Parent will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as permitted under the Offer.

      Subject to the terms of the Merger Agreement and the rights of tendering Shareholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

      Subject to the applicable regulations of the Commission and the terms of the Merger Agreement as described in the next preceding paragraph, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (1) delay acceptance for payment of, or regardless of whether such Shares were theretofore accepted for payment, payment for, such Shares pending receipt of any regulatory or governmental approvals specified in Section 15, (2) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 14 has not been satisfied prior to the Expiration Date or upon the occurrence of any event specified in Section 14, (3) waive any condition (except the Minimum Condition), and (4) except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in any such case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

      The rights reserved by Purchaser in the immediately preceding paragraph are in addition to Purchaser's rights described in Section 14. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by

Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. The staff of the Commission has stated that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a period of up to ten business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      The Company has provided Purchaser with mailing labels containing the names and addresses of all record holders of the Shares and security position listings for the purpose of disseminating the Offer to the Shareholders. This Offer To Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1, 14 and 15.

      In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares), (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and (3) all other documents required by the Letter of Transmittal. See Section 3.

      The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined in Section 3) to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, (2) such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (3) Purchaser may enforce such agreement against such participant.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Shareholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights described in Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment.

      If any tendered Shares are not purchased for any reason or if Certificates are submitted for more Shares than are tendered, Certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Shareholder without expense to the tendering Shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

      Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent or Purchaser of its obligations under the Offer or prejudice the rights of tendering Shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

      If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

3.  Procedure for Tendering Shares

      Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (1) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date and either (x) Certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (y) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date or (2) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below. If Certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted.

      The method of delivery of Certificates for Shares, the Letter of Transmittal and any other required documents is at the option and sole risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary. If delivery is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

      Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

      Delivery of the Letter of Transmittal or other documents to a Book-Entry Transfer Facility does not constitute delivery of the Letter of Transmittal or such other documents to the Depositary.

      Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares tendered therewith (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

      If the Certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Certificates surrendered, then the Certificates representing the tendered Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owners appears on the Certificates, with the signatures on the Certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

      Guaranteed Delivery. If a Shareholder wishes to tender Shares pursuant to the Offer and the Shareholder's Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

           (1)  the tender is made by or through an Eligible Institution;

           (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer To Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

           (3) the Certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which The Nasdaq Stock Market, Inc.'s ("Nasdaq") Nasdaq National Market is open for business.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the Shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

      Notwithstanding any other provision of this Offer To Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of Certificates for (or Book-Entry Confirmation with respect to) the Shares, the Letters of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

      Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the payments made to Shareholders with respect to the purchase price of Shares purchased pursuant to the Offer or the conversion of Shares in the Merger, a Shareholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See Section 5 below and Instruction 10 of the Letter of Transmittal.

      Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or amend any or all of the Offer Conditions, other than the Minimum Condition, which cannot be waived without the prior written consent of the Company.

      Purchaser's interpretation of the terms and conditions of the Offer (including the Letter(s) of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      Appointment as Proxy. By executing the Letter of Transmittal, a tendering Shareholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Shareholder's rights with respect to the Shares tendered by the Shareholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Shareholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Shareholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Shareholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the Shareholders, or any adjournment or postponement of any such meeting.

      Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Shareholders then scheduled.

      Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  Withdrawal Rights

      Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer To Purchase, may also be withdrawn at any time after December 2, 1999.

      If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares, or is unable to purchase or pay for Shares for any reason then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

      The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the Offer.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If Certificates representing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the Certificates, the tendering Shareholder must also submit the serial numbers shown on the particular Certificates representing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

      Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5.  Certain Federal Income Tax Consequences of the Offer and the Merger

      Introduction. The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Shareholders pursuant to the exercise of dissenters' rights). It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all aspects of federal income taxation that may be relevant to a particular Shareholder in light of such Shareholder's personal investment circumstances, or those Shareholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Shareholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a Shareholder.

      The federal income tax discussion set forth below is included for general information purposes only. Shareholders should consult their own tax advisors to determine the federal, state, local and foreign tax consequences of the Offer and the Merger to them in view of their own particular circumstances.

      Consequences of the Offer and the Merger to Shareholders. The receipt of the Per Share Amount and the Merger Consideration (and any cash amounts received by dissenting Shareholders pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Shareholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of dissenters' rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. Limitations on the deductibility of capital losses may apply, depending on a Shareholder's particular circumstances.

      Backup Tax Withholding. A Shareholder may be subject, under certain circumstances, to "backup withholding" for federal income tax purposes at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Shareholder (1) fails to furnish his social security number or other taxpayer identification number ("TIN"), (2) furnishes an incorrect TIN, (3) fails properly to report interest or dividends, or (4) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Shareholder should consult with its own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  Price Range of the Shares; Dividends on the Shares

      According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (the "Company Form 10-K"), the Shares are traded on the Nasdaq National Market under the symbol "MARC." The following table sets forth, for the periods indicated, the reported high and low closing sale prices for the Shares on the Nasdaq National Market as reported in the Company Form 10-K with respect to calendar years 1997 and 1998, and as reported thereafter by published financial sources with respect to calendar year 1999.

                                                      High         Low
                                                      -----       -----
      1997
      First Quarter ..............................   $12.67      $12.00
      Second Quarter .............................    17.88       15.84
      Third Quarter ..............................    22.67       20.67
      Fourth Quarter .............................    20.21       18.17

      1998
      First Quarter ..............................   $16.56      $14.58
      Second Quarter .............................    17.71       14.96
      Third Quarter ..............................    15.46       14.33
      Fourth Quarter .............................    13.50       12.32

      1999
      First Quarter ..............................   $13.75      $10.00
      Second Quarter .............................    15.94       10.50
      Third Quarter ..............................    14.63       12.50

      On September 30, 1999, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price on the Nasdaq National Market was $14.13 per Share. On October 1, 1999, the last full trading day before the commencement of the Offer, the last reported sale price on the Nasdaq National Market was $19.69 per share.

      Since the second quarter of 1995, the Company has paid quarterly dividends. The Company began paying quarterly dividends at an annual rate of $.27 per share and, as of the date of the Company Form 10-K, was paying quarterly dividends at an annual rate of $.30 per share. The Company has agreed in the Merger Agreement that, so long as the Merger Agreement is in effect, it will not declare or pay any dividend or other distribution payable in cash, stock or property with respect to the Shares prior to the Effective Time of the Merger.

7. Effect of the Offer on the Market for Shares, Stock Exchange Listing and Exchange Act Registration and Qualification of Shares as Margin Securities.

      The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Per Share Amount.

      Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

      Purchaser has been advised by the Company that, as of September 29, 1999, there were 424 holders of record of the Shares. The Company has advised Purchaser that it believes that the number of beneficial owners of the Shares as of September 29, 1999, is in excess of 350.

      Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with Shareholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

      If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated.

      Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute"margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

      If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for reporting by Nasdaq. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

8.  Certain Information Concerning the Company

      General Information. The Company is a Texas corporation with its principal executive offices located at 7850 North Belt Line Road, P.O. Box 650083, Irving, Texas 75063. The Company was formed in 1981. The Company became a publicly traded company as a result of the spin-off of shares to shareholders of Tracy-Locke Company (the "Company's Prior Parent") effected in connection with the acquisition by a predecessor of Parent of the Company's Prior Parent in the mid-1980's (the "Prior Parent Acquisition"). The following description of the Company's business has been derived in part from the Company Form 10-K and is qualified in its entirety by reference to the Company Form 10-K.

      Through its two operating units, M/A/R/C Research and Targetbase Marketing, the Company provides marketing information services to large consumer and business product and service companies. The Company has designed and developed proprietary, computer-based systems for providing an integrated offering of marketing intelligence services. The marketing research services include forecasting the business impact of marketing strategies through market segmentation, market testing, market forecasting and market tracking. The Company also provides a full complement of database marketing services that include market consulting, database construction and management, creative design and production and strategic analysis.

      Historical Financial Information. Certain selected consolidated financial information for the Company excerpted from the Company 10-K and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, (the "Company Form 10-Q") is set forth below. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                   Selected Consolidated Financial Information
                (Dollars in thousands, except per Share amounts)

                                    Six months ended
                                       June 30,                         Year ended December 31,
                                   -------------------    -----------------------------------------------------
                                    1999        1998       1998        1997       1996       1995         1994
                                    ----        ----       ----        ----       ----       ----         ----
Income Statement Data
Operating revenues ...........     $46,335     $44,473    $88,911    $96,709      $85,459    $74,387    $68,462
Net income ...................       4,341(3)     (229)       104      6,075(1)     4,690      3,275      2,677
Diluted earnings per
common and common
equivalent share(2) ..........         .86(3)     (.05)       .02       1.21(1)      1.00        .74        .61
Shares of common
stock used for per
share computations(2) ........   5,069,228   4,923,606  5,145,594  5,034,307    4,696,017  4,432,406  4,579,052
Dividends per Share(2) .......        $.15        $.15       $.30       $.30         $.27       $.20         --

----------
(1)   Includes a nonrecurring benefit of $391 or $.08 per Share.
(2) Restated to reflect three-for-two stock split paid on February 28, 1997 to holders of record on February 7, 1997.
(3)   Includes nonrecurring benefit of $3,097 or $.61 per share.

                                                                                December 31,
                                                 June 30,          -------------------------------------
                                                   1999              1998          1997           1996
                                                   ----              ----          ----           ----
Balance Sheet Data
Total current assets ..........................   $32,248           $27,145       $30,234        $28,585
Total assets ..................................    84,128            78,892        74,974          7,333
Long-term debt (excluding current portion
 and deferred compensation and other
 liabilities) .................................    17,294            19,879        17,453         17,961
Total current liabilities .....................    10,651             7,272         6,496          9,905
Total shareholders equity .....................    49,984            46,390        47,561         39,562

      Certain Forward-Looking Information. During the course of discussions among Parent, Purchaser and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain business and financial information that was not publicly available, including the Company's internal business plan for 1999, 2000 and 2001. Set forth below is a summary of the financial forecasts included in such information. These forecasts should be read together with the financial statements of the Company referred to herein.

      The Company forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts, and are included in this Offer To Purchase only because they were provided to Parent. None of Parent, Purchaser nor any of their representatives assumes any responsibility for the accuracy of these forecasts. While presented with numerical specificity, these forecasts are based upon a variety of assumptions (not all of which were stated therein and not all of which were provided to Parent or Purchaser) relating to the businesses of the Company, which may not be realized and are subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately, many of which are beyond the control of the Company and Parent. There can be no assurance that these forecasts will be realized, and actual results may vary materially from those shown. The inclusion of the forecasts set forth below should not be regarded as a representation by Parent, Purchaser or any of their respective affiliates or representatives or by the Company or any of its affiliates or representatives that the forecasted results will be achieved.

      The Company's business plan provided to Parent and Purchaser forecasted revenue and net income of $99.2 million and $6.4 million (including $3.0 million from a nonrecurring divestiture of a minority interest in another company), respectively, for 1999, $121.0 million and $7.0 million, respectively, for 2000 and $140.5 million and $9.9 million, respectively, for 2001. The business plan was prepared early in 1999 and management of the Company has informed Parent and Purchaser that the Company's 1999 year-to-date results are slightly behind the results projected for 1999 as set forth above.

      The foregoing business plan and forecasts were prepared by the Company's management in the ordinary course of the Company's annual budgeting process and make certain assumptions regarding the Company's revenues, variable and fixed costs, expenses, including interest expense, growth rates and certain other future conditions affecting the Company's results of operations, including that there would be no loss of material clients and that the Company would experience an accelerating growth rate during the applicable period. The Company has not updated, and under the Merger Agreement is under no obligation to update, the business plan since its preparation early in 1999.

      Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of Shares and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov).

      Although neither Parent nor Purchaser believes as of the date of the Offer To Purchase that statements contained herein based upon such documents are untrue in any material respect, none of Parent, Purchaser or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in the documents and records referred to herein or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

9.  Certain Information Concerning Purchaser and Parent

      Purchaser, a Texas corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by Parent. The principal executive offices of Purchaser are located at 437 Madison Avenue, New York, New York 10022.

      Parent is a New York corporation, with its principal executive offices located at 437 Madison Avenue, New York, New York 10022. Parent, through its wholly and partially owned companies, provides corporate communications services to clients worldwide on a global, pan-regional, national and local basis. The communications services offered by Parent include advertising in various media such as television, radio, newspaper, magazines, outdoor and the Internet, as well as public relations, specialty advertising, direct response and promotional marketing, strategic media planning and buying and Internet and digital media development.

      Parent's consolidated revenues and net income were $2.4 billion and $172.7 million, respectively, for the six months ended June 30, 1999 and its aggregate market capitalization (number of fully diluted shares times market price plus long-term debt) at that date was $15.9 billion. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the executive officers and directors of Parent and Purchaser are set forth on Schedule I.

      Parent's common stock is traded on the New York Stock Exchange. Parent is subject to the informational filing requirements of the Exchange Act. For additional information relating to Parent, please review Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Parent 10-K") and Parent's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999 (the "Parent 10-Qs"). The Parent 10-K and the Parent 10-Qs as well as all reports and other documents filed with the Commission by Parent since the date of the Parent 10-K are incorporated herein by reference. Such reports and other documents should be available for inspection and copies should be obtainable from the offices of the Commission in the same manner as set forth under the caption "Available Information" in Section 8 above.

      Except as set forth elsewhere in this Offer To Purchase or Schedule I hereto, (1) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days, or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (2) there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, and (3) there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  Source and Amount of Funds

      Based on information furnished to Parent and Purchaser, the total number of Shares outstanding (calculated on a fully diluted basis) as of September 29, 1999, was 6.25 million. Based thereon, the total amount payable in respect of the Shares pursuant to the Offer and the Merger and to pay Purchaser's and Parent's related fees and expenses is $127.0 million, before the expected payment or refinancing of certain indebtedness of the Company. The funds required to purchase Shares tendered pursuant to the Offer will be provided to Purchaser in the form of capital contributions or advances made by Parent. Parent has cash on hand and other capital resources sufficient for these purposes.

11.  Background of the Offer

      From time to time following the Prior Parent Acquisition, representatives of Parent and the Company conducted discussions in the ordinary course of business and in respect of possible transactions.

      In late 1998, representatives of the management of one of Parent's operating subsidiaries contacted senior management of the Company to determine whether the Company would be interested in pursuing discussions regarding the possible acquisition of the Company by Parent. Subsequent discussions were conducted among representatives of the Company, including representatives of ING Barings, on an intermittent basis during the first several months of 1999. In early May 1999, representatives of Parent informed representatives of the Company that Parent would be interested in pursuing the possible acquisition of the Company at an indicated acquisition price of $18.50 per Share, payable in cash. Representatives of the Company informed representatives of Parent that the Company was not interested in pursuing discussions of a possible transaction at the indicated price level. In early June 1999, Parent indicated that it would be willing to discuss a transaction at a price of $20.00 per share, payable in cash.

      Discussions of a possible transaction among representatives of Parent and the Company continued on an intermittent basis over the following three-month period. In early September 1999, representatives of Parent reiterated to representatives of the Company that Parent would be willing to pursue the possible acquisition of the Company at $20.00 per Share, payable in cash. Representatives of Parent informed representatives of the Company that Parent's proposal was subject to Parent's due diligence examination of the Company and the negotiation of transactional documentation that provided Parent with a high level of assurance that the transaction would be completed.

      Thereafter, representatives of the Company informed representatives of Parent that the Company would be interested in pursuing discussions of a possible transaction on that basis. During the following approximately two-week period, representatives of the parties negotiated the final terms of the transaction and the related transactional documentation on a substantially continuous basis and Parent conducted a due diligence examination of the Company. In addition, at the request of Parent, the parties discussed the terms of employment arrangements with the Company's senior executives, in each case, to be effective for a three-year period following the Merger. The terms of these agreements are described in Item 3(b) of the Company's Schedule 14D-9 being furnished to Shareholders simultaneously with this Offer To Purchase.

      On October 1, 1999, Parent and the Company publicly announced that they had entered into the Merger Agreement. The Offer was formally commenced on the date of this Offer To Purchase.

      For additional information regarding the background of the Offer and the Merger, see "Item 4. The Solicitation or Recommendation--Background of the Offer" in the Company's Schedule 14D-9 being furnished to Shareholders contemporaneously with this Offer To Purchase.

12. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; the Tender, Voting and Option Agreement; Other Matters

      Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Purchaser to acquire the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

      The Company represented to Parent and Purchaser in the Merger Agreement that (1) the Company Board, at a meeting duly called and held on September 30, 1999, (x) adopted the Merger Agreement and the transactions contemplated thereby, including the Tender, the Voting and Option Agreement, the Offer and the Merger (such adoption being sufficient to render Article 13 of Texas Law inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Tender, the Voting and Option Agreement, the Offer and the Merger), (y) recommended that the Shareholders accept the Offer, tender their Shares pursuant to the Offer and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (z) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Shareholders and
(2) ING Barings, the Company's financial advisor, rendered to the Company Board its opinion as investment bankers that the consideration to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

      Plans for the Company. Following consummation of the Merger, Parent presently intends to operate the Company as a subsidiary under the name "M/A/R/C Inc." However, Parent will conduct a further review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. Parent's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of the Company or its subsidiaries, actions by the Company or its subsidiaries and other factors.

      Except as otherwise described in this Offer To Purchase, and for possible transactions between the Company and other subsidiaries of Parent in connection with the integration of business conducted by the Company with the other businesses of Parent and its subsidiaries, Purchaser, Parent and the directors and executive officers of Purchaser and Parent listed on Schedule I have no current plans or proposals that would result in (1) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any of its subsidiaries,
(2) a sale or transfer of a material amount of the assets of the Company or any of its subsidiaries, (3) any change in the present Company Board or management of the Company, (4) any material change in the present capitalization or dividend policy of the Company, (5) any material change in the Company's corporate structure or business, (6) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association, or (7) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

The Merger Agreement

      The summary of the material terms of the Merger Agreement that follows is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

      The Offer. The Merger Agreement contemplates the commencement of the Offer and prescribes conditions to consummation of the Offer. The Merger Agreement provides that, without the prior written consent of the Company, Purchaser may not (1) decrease the Per Share Amount or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought to be purchased in the Offer, (3) amend or waive satisfaction of the Minimum Condition, or (4) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, except that (x) if on the initial Expiration Date, which will initially be November 1, 1999, all conditions to the Offer have not been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date for such additional period as it may determine to be appropriate to permit such condition to be satisfied, and (y) if there have been validly tendered and not withdrawn on or before the Expiration Date, that number of Shares that, together with any Shares then owned by Parent or any of its Subsidiaries or to be acquired by Parent pursuant to the Tender, Voting and Option Agreement, constitute more than 80% but less than 90% of the outstanding Shares, calculated on a fully diluted basis, Purchaser may extend the Expiration Date for up to ten additional business days. Except for the foregoing, Purchaser will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, extend the Expiration Date. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

      Company Board Representation. The Merger Agreement provides that promptly upon the payment by Purchaser for Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least the number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to such provision and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of parent (including for purposes of such provision such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such times, if requested by Parent, the Company will also cause each committee of the Company Board to include persons designated by Parent constituting the same percentage of each such committee as Parent's designees are of the Company Board. The Merger Agreement also provides that the Company shall, upon request by Parent, promptly increase the size of the Company Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent designees to be elected to the Company Board and shall cause Parent's designees to be so elected. However, in the event that Parent's designees are appointed or elected to the Company Board, until the Effective Time, the Company Board is required to have at least two directors who are directors on the date of the Merger Agreement and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"), except that, if no Independent Directors remain, the other directors are to designate two persons to fill the vacancies neither of whom shall be either an officer of the Company or a designee, stockholder, affiliate or associate of Parent, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

      The Merger. The Merger Agreement provides that, at the Effective Time, subject to and upon the terms and conditions of the Merger Agreement and Texas Law, Purchaser will be merged into the Company. Subject to applicable law, the directors of the Purchaser immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified.

      The Merger Agreement provides that if Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will, at the request of Parent or Purchaser, take all necessary and appropriate action to cause the Merger to become effective in accordance with Article 5.16 of Texas Law without a meeting of Shareholders as soon as practicable after the acceptance for payment and purchase of the Shares by the Purchaser pursuant to the Offer. The Company has agreed in the Merger Agreement that, if required by applicable law in order to consummate the Merger because Parent, Purchaser and any other Subsidiaries do not acquire at least 90% of the outstanding Shares, following the purchase of and payment for Shares by the Purchaser pursuant to the Offer, the Company shall (1) promptly take all action necessary in accordance with Texas Law and its Articles of Incorporation and By-Laws to convene a special meeting of Shareholders, (2) use its best efforts to solicit from the Shareholders proxies in favor of the approval of the Merger Agreement, and (3) take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of Shareholders required by Texas Law to effect the Merger. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all Shares directly or indirectly beneficially owned by it in favor of the Merger.

      Conversion of Outstanding Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or any holder of Shares, each Share issued and outstanding immediately before the Effective Time (other than Shares held by Parent, any wholly owned subsidiary of Parent or in the treasury of the Company, which will be canceled and extinguished at the Effective Time and as to which no payment or other consideration will be made, and Dissenting Shares) will be canceled and extinguished and be converted into the right to receive the Merger Consideration in cash, payable to the holder thereof, without interest, upon surrender of the Certificate formerly representing such Share. At the Effective Time, each common share of Purchaser will be converted into common shares of the Surviving Corporation. As a result, the Company will become a wholly owned subsidiary of Parent.

      Treatment of Options and Warrants. The Merger Agreement provides that the Company will take all actions necessary to provide that, upon consummation of the Merger, (1) subject to clause (2), each then outstanding option to purchase Shares (the "Options") granted under any of the Company's stock option plans (the "Option Plans") and each then outstanding warrant to purchase Shares (the "Warrants"), whether or not then exercisable or vested, will either (a) be acquired by the Company for cancellation in consideration of payment to the holders of such Options and Warrants of an amount in respect thereof equal to the product of (x) the excess, if any, of the Per Share Amount over the per share exercise price thereof and
(y) the number of Shares subject thereto (such payment to be net of applicable withholding taxes) or (b) be converted into an option or warrant, as applicable, to purchase the number of shares of common stock of Parent equal to the number of Shares subject to such Option or Warrant, as applicable, in each case on terms which, giving effect to the Offer and the Merger, preserve the existing terms of such Options and Warrants, and (2) each then outstanding Option that has been designated by the Company as an "Incentive Stock Option" (an "ISO") will be converted into an option in accordance with clause (b) above. In accordance with the terms of the Merger Agreement, any Options (other than ISOs) and Warrants not exercised or exchanged prior to the Effective Time will be converted by reason of the Merger into the right to receive, upon payment of the exercise price thereunder, an amount in cash, without interest, equal to the Per Share Amount times the number of Shares subject thereto. The adjustments, if any, provided in this paragraph with respect to Options will be effected in a manner consistent with Section 424(a) of the Code.

      Representations and Warranties of the Company. Pursuant to the Merger Agreement, the Company has made representations and warranties with respect to, among other things, (1) the organization, corporate powers and qualifications of the Company and each of its Subsidiaries, (2) the capitalization of the Company,
(3) the corporate power and authority to enter into the Merger Agreement and, subject to obtaining any necessary Shareholder approval of the Merger, to carry out its obligations thereunder, (4) due authorization, execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby, subject to the approval of the Merger by the Shareholders in accordance with Texas Law, (5) the absence of any conflicts between the Merger Agreement and the transactions contemplated thereby with any law, regulation, court order, judgment, decree, permit or license, agreements, contracts or other instruments and obligations, (6) the absence of required waivers, consents or approvals, (7) the accuracy of the documents filed with the Commission, (8) the Company's financial statements and its financial condition,
(9) the compliance of the Company and its Subsidiaries with all laws, including those relating to the protection of the environment, (10) required permits, licenses, variances, exemptions, orders, regulations and approvals of governmental authorities for the conduct of business by the Company and its subsidiaries, (11) the ING Barings' Opinion, (12) the absence of certain litigation, (13) the accuracy and completeness of the information supplied by the Company in connection with the Offer or any other document to be filed with the Commission or any other governmental entity in connection with the transactions contemplated by the Merger Agreement, (14) action taken by the Company Board to render Article 13 of Texas Law inapplicable to the Offer, the Merger, the Merger Agreement and any of the transactions contemplated thereby and the Tender, Voting and Option Agreement and (15) employee benefit plans,
(16) patents, trademarks and other intellectual property, (17) certain tax returns required to be filed and certain taxes required to be paid by the Company and its subsidiaries, (18) the absence of certain events since December 31, 1998, including that there has not been any change in or effect on the business of the Company that is or can be reasonably expected to be materially adverse to the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, liabilities or regulatory status of the Company and subsidiaries taken as a whole (a "Company Material Adverse Effect"), (19) the vote required by the Shareholders to approve the Merger, (20) transactions with affiliates, (21) certain contractual obligations, (22) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to ING Barings), (23) client relations, and (24) the accuracy of the information contained in the Merger Agreement and each certificate or other instrument furnished by the Company to Parent or Purchaser.

      Representations and Warranties of Parent and Purchaser. Pursuant to the Merger Agreement, Parent and Purchaser have made representations and warranties with respect to, among other things, (1) the organization, corporate powers and qualifications of Parent and Purchaser, (2) the corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby, (3) the absence of any conflicts between the Merger Agreement and the transactions contemplated thereby with any laws, regulations, agreements, contracts or other instruments and obligations, (4) obligations or liabilities of Purchaser other than those incurred in connection with its incorporation or organization or the consummation of the Merger Agreement or transactions contemplated thereby, (5) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby, and (6) the accuracy of documents filed with the Commission.

      Covenants. The Merger Agreement obligates the Company and its Subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its Subsidiaries to use their reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers, employees and consultants and to preserve the present relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations. The Merger Agreement also contains specific covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and, in certain cases, will not permit any of its Subsidiaries to): (1) adopt any amendment to its Articles of Incorporation or By-Laws, (2) (a) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than the issuance of Shares pursuant to securities, options, warrants, calls, commitments or rights existing on the date of the Merger Agreement and previously disclosed to Parent in writing (including as disclosed in reports to the Commission), (b) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than under lines of credit existing on the date of the Merger Agreement, (c) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities; or (d) enter into, amend, terminate, renew or fail to use reasonable efforts to renew in any material respect, any contract except in the ordinary course of business consistent with past practice, (3) declare, set aside or pay any dividend or other distribution (payable in cash, stock or property) with respect to its capital stock, (4) except pursuant to employment contracts in effect as of the date of the Merger Agreement (a) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any employee, except that, solely with respect to non-officer employees, the Company may grant increases in base compensation in the ordinary course of business consistent with past practice, (b) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement, or (c) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director, employee or consultant of the Company or any of its Subsidiaries, (5) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to subsidiaries, foreign generally accepted accounting principles), (6) acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for an amount in excess of $100,000 individually or in the aggregate, (7) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except in the ordinary course of business consistent with past practice, (8) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party, (9) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien on any of its properties or assets, (10) compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment in the ordinary course of business consistent with past practice and involving a payment by the Company or any of its Subsidiaries not in excess of $50,000 in the aggregate following prior notice to and consultation with the Parent, and (11) enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

      Access to Information. The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, the Company shall give Parent and its representatives reasonable access, at all reasonable times, to its officers, employees, agents, properties, offices and other facilities and to all books and records, and furnish Parent and Purchaser will all financial, operating and other data and information as Parent or Purchaser may reasonably request, subject to Parent's maintaining the confidentiality of any non-public information disclosed to them.

      Efforts. The parties have agreed to use their best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and to use their best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act. The parties also agreed to cooperate in responding to inquiries from, and making presentations to, governmental authorities.

      Public Announcements. The Merger Agreement provides that the Company and Parent will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any press release or make any such public statement before such consultation, except as may be required by law or applicable stock exchange rules.

      Employee Benefits. With respect to employee benefit matters, the Merger Agreement provides that at the Effective Time, the Surviving Corporation will continue as the plan sponsor of each Employee Plan. The Merger Agreement provides that, for at least one year following the Effective Time, employees of the Company and its Subsidiaries will receive employee benefits that, in the aggregate, are substantially comparable to the employee benefits provided immediately prior to the date of the Merger Agreement, except (1) for termination of the Option Plans, or (2) as required by applicable law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time), (3) resulting from the substitution of benefits applicable to employees of Diversified Agency Services, a division of Parent, or (4) changes effective on or after September 30, 2000. Thereafter, such participants will, in any event, be credited with their service with the Company in determining their right to participate and vesting under any successor Employee Plans.

      Agreement to Defend and Indemnify. The Merger Agreement provides that the Articles of Incorporation and By-Laws of the Surviving Corporation shall contain indemnification provisions identical to those contained in the Company's Articles of Incorporation and By-Laws and shall not be amended, repealed or otherwise modified for a period of seven years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date of the Merger Agreement were directors or officers of the Company or otherwise entitled to indemnification under the Articles of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties"). The Merger Agreement further provides that the Company will, to the fullest extent permitted under Texas Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent will cause the Surviving Corporation, to the fullest extent permitted under Texas Law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of the Merger Agreement and the transactions contemplated thereby, to the extent that it was based on the fact that such Indemnified Party is or was a director or officer of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (1) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (2) the Company and the Surviving Corporation will cooperate in the defense of any such matter, except that (a) neither the Company nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld) and (b) that neither the Company nor the Surviving Corporation will be obliged to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. The Merger Agreement provides further that, for seven years after the Effective Time, the Surviving Corporation will be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy, on terms not less favorable than those in effect on the date of the

Merger Agreement in terms of coverage and amounts, except that (y) the Surviving Corporation will not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by the Company for such insurance and (z) if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. Parent has agreed to cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any Person to enforce the foregoing obligations of Parent and the Surviving Corporation. Parent has agreed that these provisions will survive consummation of the Merger and be binding on all successors and assigns. Each of the Indemnified Parties are entitled to enforce this section of the Merger Agreement whether or not they are a party to the Merger Agreement.

      Notification of Certain Matters. Parent and the Company have agreed to promptly notify each other of (1) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (a) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the Effective Time or (b) any condition described in Section 14 to be unsatisfied in any material respect at any time from the date of the Merger Agreement to the date Purchaser purchases Shares pursuant to the Offer and (2) any material failure of the Company, Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, provided, however, that the delivery of any notice will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

      No Shop Covenant. The Merger Agreement provides that the Company and its Subsidiaries will not, directly or indirectly, through any officer, director, agent, financial adviser, attorney, accountant or other representative or otherwise, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction (as defined below) or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek an Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by the Merger Agreement, except that, prior to the purchase of and payment for Shares by Purchaser pursuant to the Offer, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party that the Company Board determines, in its good faith and reasonable judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, is a Superior Proposal (as defined below), (1) furnish information to, pursuant to a customary confidentiality agreement, and negotiate, explore or otherwise engage in substantive discussions with such third party, in each case, only if the Company Board determines, in its good faith and reasonable judgment, based upon and in conformity with the written opinion of its outside legal counsel, that failing to take such action would breach the fiduciary duties of the Company Board under applicable law and (2) take and disclose to the Shareholders a position with respect to the Merger or another Acquisition Transaction proposal, or amend or withdraw such position, as required by Rules 14d-9 and 14e-2 under the Exchange Act.

      The Merger Agreement provides that neither the Company Board nor any committee thereof may (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or the Merger Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction. Notwithstanding the foregoing, prior to the purchase of and payment for Shares by Purchaser pursuant to the Offer, in response to an unsolicited Acquisition Transaction proposal, if the Company Board determines, in its good faith and reasonable judgment, based upon and in conformity with the written opinion of its outside legal counsel, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (1) or (2) above would breach the fiduciary duties of the Company Board under applicable law, the Company Board may, if it gives Parent five Business Days prior written notice of its intention to do so, withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or approve or recommend an Acquisition Transaction, except that the foregoing shall in no way limit or otherwise affect Parent's right to terminate the Merger Agreement as provided therein. Any such withdrawal, modification or change of the recommendation of the Company Board of the Merger Agreement will not change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated thereby, including the Offer and the Merger. Nothing in the No Shop section of the Merger Agreement (x) permits the Company to terminate the Merger Agreement, (y) permits the Company to enter into any agreement with respect to any Acquisition Transaction, or (z) affects any other obligation of the Company under the Merger Agreement.

      The Merger Agreement requires the Company to (1) immediately (and in any event, no later than one Business Day after receipt) advise Parent in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant thereto, specifying the material terms and conditions of such proposed Acquisition Transaction and
(2) keep Parent reasonably informed of the status of any such request or proposed Acquisition Transaction. If any such inquiry or proposal is in writing, the Company shall promptly deliver to Purchaser a copy of such inquiry or proposal. In addition, the Merger Agreement provides that the Company shall promptly (but in any event no later than one Business Day) advise Parent in writing, if the Company Board makes any determination with respect to a Superior Proposal.

      For purposes of the Merger Agreement, (1) "Acquisition Transaction" means (other than the transactions contemplated by the Merger Agreement) (x) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries, (y) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company, or
(z) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of the Company and (2) "Superior Proposal" means a proposed Acquisition Transaction involving all of the shares of capital stock or substantially all of the assets of the Company that the Company Board determines, after consulting with the Company's financial advisors and outside counsel, to be economically superior to the Offer, the Merger and the other transactions contemplated hereby.

      Conditions to Obligations of Each Party to Effect the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction, on or prior to the closing of the Merger on a date specified by the parties to the Merger Agreement (the "Closing Date"), of each of the following conditions (any and all of which may be waived by the parties to the Merger Agreement to the extent permitted by applicable law): (1) Parent shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer (this condition will be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Parent fails to accept for payment or pay for the Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement), (2) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the Shareholders, if required by Texas Law, and (3) no statute, rule, regulation, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal, or directly or indirectly restraining, prohibiting or restricting the consummation of, the Merger.

      The obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or waiver of the following condition prior to the Effective Time; the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under the Merger Agreement.

      Termination. The Merger Agreement may be terminated and the Merger may be terminated at any time prior to the Effective Time, whether before or after Shareholder approval:

            (1) By mutual written consent of the Boards of Directors of Parent and the Company;

           (2) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement;

           (3) By either Purchaser or the Company if the Offer has not been consummated by January 31, 2000 (unless otherwise extended by the parties to the Merger Agreement) except that no party thereto may terminate the Merger Agreement if that party's failure to fulfill any of its obligations under the Merger Agreement was the reason that the Effective Time shall not have occurred on or before January 31, 2000;

           (4) By the Company if there shall be a material breach of any of Parent's or Purchaser's representations or warranties under the Merger Agreement, which breach shall not have been cured within ten days of the receipt of written notice thereof by Parent from the Company, or if there shall have been a material breach on the part of Parent or Purchaser of any of their respective covenants or agreements under the Merger Agreement, which breach shall not have been cured within ten days of the receipt of written notice thereof by Parent from the Company;

           (5) By Parent, if there shall be a material breach of any of the Company's representations or warranties under the Merger Agreement, which breach shall not have been cured within ten days of the receipt of written notice thereof by the Company from Parent, or there shall have been a material breach on the part of the Company of any of its covenants or agreements under the Merger Agreement, which breach shall not have been cured within ten days of the receipt of written notice thereof by the Company from the Parent;

            (6) By Parent, at any time prior to the purchase and payment for the Shares pursuant to the Offer, if (w) the Company Board shall withdraw, modify or change its recommendation or approval in respect of the Merger Agreement, the Offer or the Merger, (x) the Company Board shall have recommended any proposal other than by Parent in respect of an Acquisition Transaction, (y) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 25% of the outstanding Shares (either on a primary or a fully diluted basis), or (z) in the case of clauses (w) and (x), the Company Board shall have resolved to take any such action (any such event, a "Fiduciary Out Event"); and

           (7) By either Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Purchaser as a result of the failure of any of the conditions or the occurrence of any of the events set forth in Section 14 (if the Company is obligated to pay Parent a termination fee, termination by the Company under this clause (7) will not be effective unless and until such fee is paid by the Company).

      Effect of Termination. Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement, the Merger Agreement will become void and there shall be no liability on the part of Parent, Purchaser or the Company, other than certain specified provisions, except that no party will be relieved from liability for any breach of the Merger Agreement.

      If the Merger Agreement is terminated pursuant to subparagraph (5) of the preceding subsection, then (1) the Company shall promptly (but not later than two Business Days after receipt of notice from Parent) pay to Parent an amount equal to Parent's actual and reasonably documented expenses, not to exceed $1.5 million, except that, if the Merger Agreement is terminated by Parent as a result of a willful breach by the Company, Parent may pursue any remedies available to it at law or in equity and will, in addition to its expenses (which shall be paid as specified above and will not be limited to $1.5 million), be entitled to recover such additional amounts as Parent may be entitled to receive at law or in equity, and (2) if (x) at the time of the Company's breach of the Merger Agreement, there shall have been a third-party offer or proposal with respect to an Acquisition Transaction which at the time of such termination shall not have been rejected by the Company and the Company Board and withdrawn by the third party, and (y) within two years of any termination by Parent, the Company or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates an Acquisition Transaction with such offeror or an affiliate thereof, then the Company (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such an Acquisition Transaction, or, if no such agreement is signed then at the closing (and as a condition to the closing) of the Company becoming such a subsidiary or of such Acquisition Transaction, will pay to Parent a fee equal to $4.0 million in cash.

      If the Merger Agreement is terminated (1) by Parent following the occurrence of a Fiduciary Out Event, (2) by either the Company or Parent pursuant to clause (7) above and, prior to such termination, the Minimum Condition shall not have been satisfied and a proposal for an Acquisition Transaction shall have been made known to the Company or been made directly to its Shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a proposal for an Acquisition Transaction, or (3) as a result of the Company's material breach of its covenants with respect to the Shareholder meeting, then, in each such case, the Company is required to promptly, but in no event later than two Business Days after the date of such termination or Event, pay Parent a termination fee of $4.0 million in cash plus an amount, not in excess of $1.5 million, equal to Parent's actual and reasonably documented Expenses.

      Except as described above, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

      Amendment. The Merger Agreement may be amended by the Company, Parent and Purchaser at any time before the Effective Time and at anytime before or after any approval of the Merger Agreement by the Shareholders of the Company, except that, after any such approval, no amendment may be made which reduces the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

      Waiver. At any time before the Effective Time, any party may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

The Tender, Voting and Option Agreement

      The following is a summary of the material terms of the Tender, Voting and Option Agreement and is qualified in its entirety by reference to the complete text of the Tender, Voting and Option Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Tender, Voting and Option Agreement should be read in its entirety for a more complete description of the matters summarized below. The Tender, Voting and Option Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Tender, Voting and Option Agreement.

      In connection with the execution of the Merger Agreement, the Company, certain Shareholders of the Company (each a "Subject Shareholder" and, collectively, the "Subject Shareholders,"), the spouses of certain of such Subject Shareholders, Purchaser and Parent have entered into the Tender, Voting and Option Agreement. The Subject Shareholders include executive officers and certain directors of the Company who beneficially own 22.5% of the outstanding Shares and 21.9% of the Shares calculated on a fully diluted basis (assuming exercise of Options and Warrants to purchase 95,000 Shares and 99,000 Shares, respectively, held by these Shareholders.

      Agreement to Tender Shares. Each Subject Shareholder has agreed to validly tender (and not withdraw), pursuant to and in accordance with the Offer, not later than the tenth business day after commencement of the Offer, all of such Subject Shareholder's Subject Shares. In the event that, notwithstanding the foregoing provision, any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares remain subject to the terms of the Tender, Voting and Option Agreement.

      Agreement to Vote Subject Shares. Each Subject Shareholder has agreed that at any meeting of the Shareholders called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of Shareholders, such Subject Shareholder will vote or cause to be voted (including by written consent, if applicable) all of such Subject Shareholder's Subject Shares in favor of the adoption of the Merger Agreement and in favor of any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. Each Subject Shareholder further agreed that at any meeting of the Shareholders called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of Shareholders, each Subject Shareholder will vote or cause to be voted (including by written consent, if applicable) all of such Subject Shareholder's Subject Shares against the adoption of such Adverse Proposal. For purposes of the Tender, Voting and Option Agreement, the term "Adverse Proposal" means any (x) Acquisition Transaction, (y) proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of the Company set forth in the Merger Agreement, or (z) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries, (2) a sale, lease or transfer of a material amount of assets of the Company or one of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries, (3)(a) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof, (b) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or By-Laws, as amended to date; (c) any other material change in the Company's corporate structure or business, or (d) any other action that, in the case of each of the matters referred to in clauses (3)(a), (b) and (c) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Tender, Voting and Option Agreement and the Merger Agreement.

      Irrevocable Proxy. Each Subject Shareholder agreed to appoint Parent and any designee of Parent, each of them individually, such Subject Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Subject Shareholder's Subject Shares in accordance with the foregoing provision. Such proxy was given to secure the performance of the duties of such Subject Shareholder under the Tender, Voting and Option Agreement. Each proxy is coupled with an interest and is irrevocable. Each Subject Shareholder agreed to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which such Subject Shareholder is the beneficial but not the record owner, the Subject Shareholder agreed to use his best efforts to cause any record owner of such Subject Shares to grant to Parent a proxy to the same effect.

      Grant of Option. Pursuant to the Tender, Voting and Option Agreement, each Subject Shareholder granted to Parent an irrevocable option (each, a "Parent Option" and, collectively, the "Parent Options") to purchase such Subject Shareholder's Subject Shares on the terms and subject to the conditions set forth therein at a purchase price per share equal to the Per Share Amount (the "Purchase Price").

      Exercise of Option. The Tender, Voting and Option Agreement provides that
(1) if (a) the Offer is consummated but (whether due to improper tender or withdrawal of tender) Purchaser has not accepted for payment and paid for all of the Subject Shares, (b) the Merger Agreement becomes terminable pursuant to the events described in paragraph (4), (5) or (6) in the section entitled "The Merger Agreement -- Termination" above (regardless of whether the Merger Agreement is actually terminated), (c) a tender or exchange offer for some or all of the Company's Shares shall have been publicly proposed to be made or shall have been made by another person, or (d) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that (w) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on September 15, 1999, (x) any such person or group which, prior to September 15, 1999, had filed such a Schedule with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 5% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 5% or more of any such class or series, (y) any person (other than Parent or Purchaser) shall have filed a Notification and Report Form under the HSR Act, or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company, or (z) any person or group (other than Parent and Purchaser) shall have entered into or offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company (any of the events described in clauses (a) through (d) above, a "Trigger Event"), the Parent Options will, in any such case, become exercisable (in whole or in part) upon the first to occur of any such Trigger Event and remain exercisable (in whole or in part) thereafter until the Parent Options are terminated as provided in the Tender, Voting and Option Agreement (the applicable period of exercisability being the "Option Period"). The Company or any Subject Shareholder agreed to notify Parent promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company or any Subject Shareholder is not a condition to the right of Parent to exercise the Parent Option. The Tender, Voting and Option Agreement further provides that Parent may exercise all of the Parent Options, in whole or in part, at any time or from time to time during the Option Period. Notwithstanding anything in the Tender, Voting and Option Agreement to the contrary, Parent will be entitled to purchase all Subject Shares in respect of which it shall have exercised a Parent Option in accordance with the terms thereof prior to the expiration of the Option Period, and the expiration of the Option Period will not affect any rights thereunder which by their terms do not terminate or expire prior to or as of such expiration.

      Termination of Option. The Parent Options will terminate (1) if the Tender, Voting and Option Agreement terminates pursuant to the terms thereof, or
(2) upon the earliest of: (a) the Effective Time, (b) termination of the Merger Agreement other than upon or during the continuance of a Trigger Event, and (c) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period any Parent Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal).

      Registration Rights. The Tender, Voting and Option Agreement provides that, following termination of the Merger Agreement, Parent may by written notice (the "Registration Notice") to the Company, which Registration Notice Parent shall concurrently send to the Subject Shareholder, request the Company to register under the Securities Act of 1933, as amended (the "Securities Act"), all or any part of the Shares acquired under the Parent Options (the "Parent Owned Shares" and such Parent Owned Shares requested to be registered for sale, the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters will effect as wide a distribution of such Registrable Securities as is reasonably practicable and will use their best efforts to prevent any person (including any "group" (as used in Rule l3d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Shares representing more than 1% of the outstanding Shares on a fully diluted basis.

      Upon receipt of the Registration Notice, the Subject Shareholder will have the option exercisable by written notice delivered to Parent and the Company within nine business days after receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Shareholder Option Price") equal to the product of (a) the number of Registrable Securities to be so purchased by the Subject Shareholder and (b) the then Fair Market Value of such Shares.

      Upon receipt of the Registration Notice, the Company (and/or any person designated by the Company) will have the option exercisable by written notice delivered to Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold and not purchased by the Subject Shareholder pursuant to the preceding paragraph for cash at a price (the "Company Option Price" and, together with the Shareholder Option Price, the "Option Price") equal to the product of (a) the number of Registrable Securities to be so purchased by the Company, and (b) the then Fair Market Value of such Shares.

      If the Subject Shareholder and the Company, collectively, do not elect to exercise their respective options pursuant to the above provisions with respect to all Registrable Securities, the Company will use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold, except that (a) Parent will be entitled to no more than an aggregate of two effective registration statements hereunder and (b) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (x) below or 90 days in the case of clauses (y) and (z) below) when (x) the Company is in possession of material non-public information that it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of outside counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (y) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (z) the Company determines, in its reasonable judgment, that such registration would interfere with any proposed financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company will use its reasonable best efforts to cause any Registrable Securities registered to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as Parent may reasonably request and will continue the registration or qualification in effect in such jurisdiction; provided, however, that the Company will not be required to qualify to do business in, or to consent to general service of process in, any jurisdiction by reason of this provision.

      A registration effected pursuant to the Tender, Voting and Option Agreement will be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent (which will be paid by Parent), and the Company will provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as the underwriters may reasonably require. In connection with any such registration, the parties agree to (a) indemnify each other and the underwriters in the customary manner, (b) enter into an underwriting agreement in form and substance customary for transactions of like type with the Manager and the other underwriters participating in the offering, and (c) take all further actions that may be reasonably necessary to effect a registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

      Unexercised Parent Options. If (1) the Parent Options shall have become exercisable, (2) Parent has not exercised the Parent Options for all the Subject Shares, and (3) not later than two years from the date of termination of the Merger Agreement, (a) the Company consummates a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any sale of all or a substantial portion of the assets or equity securities of, the Company (a "Business Combination"), (b) a Subject Shareholder disposes of any or all of his Subject Shares to any person not an affiliate or an associate of Parent or Purchaser or to the Company or any affiliate thereof in connection with a Business Combination or (c) a Subject Shareholder realizes cash proceeds in respect of his Subject Shares as a result of a distribution to such Subject Shareholder by the Company following the sale of a material amount of the Company's assets in connection with a Business Combination (each, a "Subsequent Transaction"), in each case at a per share price or with equivalent per share proceeds (including, in the case of clause (c), the remaining value of the Subject Shares), as the case may be (the "Subsequent Price"), with a value in excess of the Per Share Amount, then the Subject Shareholder will promptly pay to Parent an amount equal to one-half of the product of (x) the excess of the Subsequent Price over the Per Share Amount multiplied by (y) the greatest number of Subject Shares beneficially owned by such Subject Shareholder between the date hereof and the time a Business Combination is consummated (assuming for this purpose that the Parent Option has not been exercised for any Subject Shares) less the number of Subject Shares, if any, acquired by Parent upon exercise of the Parent Option. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Subject Shareholder's ownership of the Company's capital stock or other securities, the Per Share Amount will be appropriately adjusted for the purpose of this section.

      Restriction on Transfer of Subject Shares, Proxies and Noninterference. Each Subject Shareholder has agreed that he will not directly or indirectly: (1) except pursuant to the terms of the Tender, Voting and Option Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Subject

Shareholder's Subject Shares, (2) acquire any Shares or other securities of the Company, or (3) except pursuant to the terms of the Tender, Voting and Option Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares.

      No Solicitation. The Tender, Voting and Option Agreement provides that no Subject Shareholder will take, or authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant) to take, any action that the Company would be prohibited from taking under the first paragraph of the no shop provision of the Merger Agreement (disregarding the proviso contained therein) described in "-- The Merger Agreement -- No Shop Covenant." Each Subject Shareholder has agreed to immediately advise Parent in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction.

      Termination. The Tender, Voting and Option Agreement will terminate (1) upon the purchase of all the Subject Shares pursuant to the Offer in accordance with the Tender, Voting and Option Agreement, (2) except for the provisions with respect to (a) the granting and exercise of Parent Options, (b) unexercised Parent Options and (c) registration rights, each of which will only terminate as and when provided therein, on the earlier to occur of (x) the Effective Time, or
(y) the date the Merger Agreement is terminated in accordance with its terms, or
(3) by the mutual consent of the Company Board, the Board of Directors of Parent and the Subject Shareholders representing a majority of the Subject Shares subject to the Tender, Voting and Option Agreement. In the event of termination of the Tender, Voting and Option Agreement, such agreement will become null and void and of no effect with no liability on the part of any party and all proxies granted thereby will be automatically revoked, except that no such termination will relieve any party thereto from any liability for any breach of that agreement occurring prior to such termination.

Employment Agreements

      At the request of Parent, the Company has entered into new employment agreements with each of its three principal executive officers. The agreements will become operative only upon the occurrence of the Effective Time and will terminate without further action if the Merger Agreement is terminated. A summary of certain material provisions of each of the agreements is included in
Item 3(b) of the Company's Schedule 14D-9. Such summary of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of these agreements, copies of which are filed as Exhibits 6 through 8 to the Schedule 14D-9 and are incorporated herein by this reference.

Other Matters

      Effects of Inability to Consummate the Merger. If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Shareholders of the Company, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If for any reason following completion of the Offer, the Merger is not consummated, Parent and Purchaser reserve the right, subject to any applicable legal restrictions, to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Parent and Purchaser.

      Statutory Requirements. In general, under Texas Law a merger of two Texas corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the shareholders of each corporation by the affirmative vote of the holders of at least two-thirds of all the outstanding shares of stock entitled to vote on such merger. According to the Company's Articles of Incorporation, the Shares are the only securities of the Company which entitle the holders thereof to voting rights.

      Texas Law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company.

      Dissenters' Rights. No dissenters' rights are available in connection with the Offer. If the Merger is consummated, however, Shareholders who have not tendered their Shares will have certain rights under Texas Law to dissent and demand valuation of, and to receive payment in cash of the fair value of, their Shares. Shareholders who perfect such rights by complying with the procedures set forth in Article 5.12 or Article 5.16 of Texas Law, as applicable ("Texas Dissenters Law"), will have the fair value of their Shares determined by a Texas court of competent jurisdiction located in the county in which the principal office of the Company is located and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting Shareholders would be entitled to receive payment of a fair rate of interest beginning 91 days after the date of consummation of the Merger on the amount determined to be the fair value of their Shares. The court will appoint appraisers to value the shares. For purposes of valuing the Shares, such appraisers are only obligated to investigate in such detail as seems proper to them. Thereafter the appraisers will submit their report to the court and the court will, by its judgment, determine the fair value of the Shares. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than the Per Share Amount.

      Parent does not intend to object, assuming the proper procedures are followed, to the exercise of dissenters rights by any Shareholder and the demand for valuation of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in a dissenter's proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, Shareholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Barings' Opinion described herein) are not necessarily opinions as to "fair value" under Texas Dissenters Law.

      The foregoing summary of the rights of dissenting shareholders under Texas Law does not purport to be a complete statement of the procedures to be followed by Shareholders desiring to exercise any dissenters rights available under Texas Law.

      The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Texas Law.

      Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Purchaser believes that Rule 13e-3 will be inapplicable because it is anticipated that (1) the Shares will be deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination will be consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Shareholders be filed with the Commission and disclosed to minority Shareholders prior to consummation of the Merger.

13.  Dividends and Distributions

      If between the date of the Merger Agreement and the Effective Time the outstanding Shares have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the amount payable in the Offer will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

      The Merger Agreement provides that the Company will not without the consent of Parent or Purchaser declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; and neither the Company nor any of its subsidiaries will, without the written consent of Parent (1) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries, other than issuances of Shares pursuant to securities, options, warrants, calls, commitments or rights existing at the date hereof and previously disclosed to Parent in writing (including as disclosed in all reports filed by the Company with the Commission since January 1, 1996) or (2) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities.

14.  Certain Conditions of the Offer

      Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for (1) unless the following conditions shall have been satisfied: (y) the Minimum Condition and (z) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, or (2) if at any time on or after the date of the Merger Agreement and before the Expiration Date any of the following conditions exist:

           (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (A) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (B) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any material portion of its or the Company's business or assets, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of its or the Company's business or assets,
      (C) imposes material limitations on the ability of Parent effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Parent on all matters properly presented to the Shareholders, (D) imposes any material limitations on the ability of Parent or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company, or (E) which otherwise would have a Company Material Adverse Effect; or

           (b) there shall be instituted or pending any action or proceeding before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having any effect set forth in (a) above; or

           (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms; or

           (d) (A) any representation or warranty made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall have ceased to be true and correct in all material respects as of the Expiration Date as if made as of such date (without giving effect to the materiality, material adverse effect or knowledge limitations contained therein), (B) as of the Expiration Date the Company shall not in all material respects have performed any obligation or agreement and complied with its material covenants to be performed and complied with by it under the Merger Agreement, or (C) the Company or any Shareholder party to the Tender, Voting and Option Agreement shall have materially breached the Tender, Voting and Option Agreement; or

           (e) there shall have occurred (A) any suspension or limitation of trading in securities generally on the New York Stock Exchange or Nasdaq (not including any suspension or limitation of trading in any particular security or as a result of computerized trading limits or any intra-day suspension due to "circuit breakers") or any setting of minimum prices for trading on such exchange or (B) any banking moratorium declared by the U.S. Federal or New York authorities or any suspension of payments in respect of banks in the United States; or

           (f) Parent and the Company shall have agreed that Parent shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto; or

           (g) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Company Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances (including any action or inaction by Parent) giving rise to any such conditions and such conditions, other than the Minimum Condition, may be waived by Parent in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Parent and subject to the terms of the Merger Agreement. The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

      A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

      Purchaser acknowledges that the Commission believes that (1) if Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (2) the circumstances in which a delay in payment are permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

15.  Certain Legal Matters and Regulatory Approvals

      Except as described in this Offer To Purchase, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer To Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer To Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance, however, that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

      State Takeover Laws. A number of states throughout the United States (including Texas where the Company is incorporated) have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Parent and Purchaser believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc.
v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

      Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board has taken appropriate action to render Article 13 of Texas Law inapplicable to the Offer, the Merger, the Merger Agreement and the Tender, Voting and Option Agreement and the transactions contemplated by the Merger Agreement and the Tender, Voting and Option Agreement. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer To Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See
Section 14.

      Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Such filing is expected to be made as soon as practicable after the date of this Offer To Purchase. If, however, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. For information regarding the obligations of the Company, Parent and Purchaser in this regard, see "Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement; the Tender, Voting and Option Agreement; Other Matters -- The Merger Agreement -- Consents, Approvals and Filings" in Section 12.

      The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. While Parent and Purchaser believe that the Offer and the Merger do not involve a violation of antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

      Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

16.  Fees and Expenses

      D.F. King & Co., Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Purchaser will pay the Information Agent customary compensation for such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

      In addition, Harris Trust Company of New York has been retained as the Depositary. Purchaser will pay the Depositary customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

      Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  Miscellaneous

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

      Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments to the Schedule 14D-1, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

      No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer To Purchase or in the Letter of Transmittal and, if given or made, the information or representation must not be relied upon as having been authorized.

      Neither the delivery of the Offer To Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer To Purchase.

                                                     ARMSTRONG ACQUISITION CORP.

October 4, 1999

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A.  Directors and Executive Officers of Parent

      The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, (1) each individual has held his or her positions for more than the past five years, (2) the business address of each person is 437 Madison Avenue, New York, New York 10022, (3) each individual is a citizen of the United States of America, and (4) all directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

                                                              Present Principal Occupation or
                      Name                              Employment and Five-Year Employment History
                     ------                            ---------------------------------------------

  Philip J. Angelastro ...................     Controller of Parent (1999-Present); Vice President of Finance,
                                               Diversified Agency Services (1997-1999); Partner, Coopers & Lybrand

* Bernard Brochand .......................     President, International Division of the DDB Needham Worldwide
                                               Communications Group, Inc., a subsidiary of Parent (Citizen of France)

* Robert J. Callander ....................     Executive-in-Residence, Columbia School of Business

* James A. Cannon ........................     Vice Chairman and Chief Financial Officer of BBDO Worldwide

* Leonard S. Coleman, Jr. ................     President, National League, Major League Baseball

* Bruce Crawford .........................     Chairman of Parent

* Susan S. Denison .......................     Partner, Cheyanne Group (1999-Present), Partner, TASA Worldwide/Johnson,
                                               Smith & Knisley (1997-1999); Executive Vice President, Entertainment and
                                               Marketing - Madison Square Garden (1995-1997); Executive Vice
                                               President/General Manager, Showtime Satellite Networks (1990-1995)

* Peter Foy ..............................     Chairman, Baring Brothers International (1996-1998); McKinsey & Co., Inc.,
                                               various positions (Citizen of the United Kingdom)

* Thomas L. Harrison .....................     Chairman and Chief Executive Officer, Diversified Agency Services division of Parent (1998-Present); President of same (1997 - 1998); Chairman,
                                               Diversified Healthcare Communications Group (1994-Present)

  Dennis E. Hewitt .......................     Treasurer of Parent

* John R. Murphy .........................     Vice Chairman, National Geographic Society (1998-Present); President and
                                               Chief Executive Officer of same (1996-1998); Executive Vice President of same (1993-1996)

* John R. Purcell ........................     Chairman and Chief Executive Officer, Grenadier Associates Ltd.

* Keith L. Reinhard ......................     Chairman and Chief Executive Officer of DDB Needham Worldwide

* Allen Rosenshine .......................     Chairman and Chief Executive Officer of BBDO Worldwide

                                                              Present Principal Occupation or
                      Name                              Employment and Five-Year Employment History
                     ------                            ---------------------------------------------

* Gary L. Roubos .........................     Chairman, Dover Corporation

* Quentin I. Smith, Jr. ..................     Retired Chairman and Chief Executive Officer of Towers, Perrin, Forster &
                                               Crosby (retired since 1987)

  Barry J. Wagner ........................     General Counsel and Secretary of Parent (1995-Present); Assistant
                                               Secretary of Parent

  Randall J. Weisenburger ................     Executive Vice President and Chief Financial Officer of Parent
                                               (1999-Present); President and Chief Executive Officer, Wasserstein Perella
                                               Management Partners

* John D. Wren ...........................     Chief Executive Officer (1997-Present) and President (1995-Present) of
                                               Parent; Chairman, Diversified Agency Services (1995-1997); Chief Executive
                                               Officer of same (1993-1995)

* Egon P.S. Zehnder ......................     Chairman of Egon Zehnder International Inc. (Citizen of Switzerland)

B.  Directors and Executive Officers of Purchaser

      The directors of Purchaser are Thomas L. Harrison and Barry J. Wagner and the executive officers of Purchaser are Mr. Harrison, President, Mr. Wagner, Secretary, and Randall J. Weisenburger, Vice President and Treasurer. Messrs. Harrison, Wagner and Weisenburger are also executive officers of Parent. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of Messrs. Harrison, Wagner and Weisenburger is set forth in the table of the directors and executive officers of Parent. The business address of each is 437 Madison Avenue, New York, New York 10022. All directors and officers of Purchaser are citizens of the United States.

      Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder of the Company or his broker dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        Harris Trust Company of New York

          By Mail:                                 By Hand/Overnight Delivery:
     Wall Street Station                                 Receive Window
        P.O. Box 1023                                   Wall Street Plaza
New York, New York 10268-1023                      88 Pine Street, 19th Floor
                                                    New York, New York 10005

                           By Facsimile Transmission:
                        (For Eligible Institutions only)
                                 (212) 701-7636

                         For Information (call collect):
                                 (212) 701-7624

      Questions and requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer To Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.

                                 77 Water Street
                               New York, NY 10005
                          (212) 269-5550 (call collect)
                                 1-800-735-3591